UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
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Duluth Holdings Inc.
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DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 29, 2025

To the Shareholders of Duluth Holdings Inc.:

The 2025 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held in person at the headquarters of Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572, on May 29, 2025 at 8:30 a.m., Central Time, for the following purposes:

(1)	To elect eight individuals nominated by the Board of Directors of Duluth Holdings Inc. to serve as directors until the 2026 annual meeting of shareholders;

(2)	To approve, by an advisory vote, the compensation of our named executive officers;

(3)	To ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal 2025; and

(4)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 31, 2025 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the votes entitled to be cast must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report to shareholders via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by voting electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice, or, as applicable, on the proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Corporate Secretary of Duluth Holdings Inc. in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 29, 2025: The annual report to shareholders and proxy statement of Duluth Holdings Inc. are available for review at www.envisionreports.com/DLTH. Instructions on how to access and review the materials on the Internet can be found on the Notice and the proxy card.

Jason G. Prasch

Corporate Secretary

Mount Horeb, Wisconsin

April 11, 2025

DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

April 11, 2025

PROXY STATEMENT

Unless the context requires otherwise, all references to “Duluth Trading,” the “Company,” “we,” “us” or “our” refer to Duluth Holdings Inc.

The enclosed proxy is solicited by the Board of Directors of Duluth Holdings Inc. for use at the 2025 annual meeting of shareholders to be held at 8:30 a.m., Central Time, on May 29, 2025 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held in person at the headquarters of Duluth Trading, 201 East Front Street, Mount Horeb, Wisconsin 53572.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), Duluth Trading is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of Duluth Trading’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The proxy statement and form of proxy are being made available to shareholders commencing on or about April 11, 2025.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone.

Only shareholders of record at the close of business on March 31, 2025 are entitled to notice of and to vote the shares of our Class A common stock, no par value, and Class B common stock, no par value, registered in their name at the annual meeting. As of the record date, we had outstanding 3,364,200 shares of Class A common stock and 32,628,247 shares of Class B common stock. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum at the annual meeting. Abstentions, votes that are withheld and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of Class A common stock is entitled to ten votes per share, and each share of Class B common stock is entitled to one vote per share on each matter to be voted upon at the annual meeting. Shares of Class A common stock and Class B common stock vote together as a single class for each of the proposals listed below.

With respect to the proposal to elect the individuals nominated by our Board of Directors to serve as directors until the 2026 annual meeting of shareholders, votes may be cast in favor or withheld for each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. With respect to the proposal to approve, by advisory vote, the compensation of our named executive officers, abstentions and broker non-votes will not be counted as votes cast, so abstentions and broker non-votes will have no effect on the outcome. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors.

However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. With respect to the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal 2025, abstentions and broker non-votes will not be counted as voting on the proposal, so abstentions and broker non-votes will have no effect on the outcome.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the Corporate Secretary of the Company in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated by our Board of Directors to serve as directors until the 2026 annual meeting of shareholders, will be voted FOR approval of the compensation of our named executive officers, and will be voted FOR the appointment of KPMG LLP as our independent registered public accountants for fiscal 2025.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Corporate Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572 and on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Corporate Governance Guidelines;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee;

•	Charter of the Nominating and Governance Committee; and

•	Statement of Policy on Securities Trading.

Information contained on the Company’s website is not deemed to be a part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. The term of office of each of the directors expires at the 2025 annual meeting.

Effective as of the close of the 2025 Annual Meeting of Shareholders, Ms. Francesca M. Edwardson, is retiring from the Board of Directors and will not be standing for re-election. Ms. Edwardson has served on our Board of Directors since September 2015 and had served on the advisory board from July 2015 to September 2015. The Company thanks Ms. Edwardson for her many years of service to the Company. At the close of the Annual Meeting, the Board of Directors will be reduced to eight directors, in connection with the retirement of Ms. Edwardson.

On March 11, 2025, Mr. Samuel M. Sato informed the Company that he is retiring as President and Chief Executive Officer and as a member of the Board of Directors, with such retirement to be effective on April 25, 2025, and therefore he will not be standing for re-election. Mr. Sato has served on our Board of Directors since May 2021. The Company thanks Mr. Sato for his dedicated service to the Company.

The Board of Directors appointed Mr. Stephen L. Schlecht as Interim Chief Executive Officer of the Company in addition to his role as Senior Advisor to the Company, effective April 25, 2025. During the transition period between the announcement of Mr. Sato’s retirement and April 25, 2025, Mr. S. Schlecht has assumed day-to-day leadership of the Company. Mr. S. Schlecht will receive no additional compensation for serving as Interim Chief Executive Officer.

As previously disclosed, the Board of Directors appointed Ms. Stephanie L. Pugliese as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors, effective May 5, 2025, to fill the vacancy created by Mr. Sato’s retirement. Ms. Pugliese will stand for election at the Annual Meeting.

Our Board of Directors proposes that the nominees described below be elected as directors for a new term ending at the 2026 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law. All of the nominees are standing for re-election, except for Ms. Pugliese.

The Board of Directors has determined that a majority of the current directors are independent as defined for companies trading on The NASDAQ Stock Market LLC (“NASDAQ”). The independent directors serving on our Board of Directors as of the date of this proxy statement include Ms. Francesca M. Edwardson, Mr. David C. Finch, Ms. Janet H. Kennedy, Mr. Brett L. Paschke, Ms. Susan J. Riley, Mr. Ronald Robinson, and Mr. Scott K. Williams. In accordance with our amended and restated articles of incorporation and amended and restated bylaws, a nominee will be elected as a director by a plurality of the votes cast in the election of directors. A plurality means that the eight persons receiving the highest number of affirmative FOR votes at the meeting will be elected. Votes that are withheld and broker non-votes will have no impact on the election. In the event that a vacancy remains, the Board of Directors may fill such vacancy at a later date or reduce the size of the Board of Directors, subject to the procedures specified in the amended and restated articles of incorporation or amended and restated bylaws. Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Board of Director’s conclusion that each director should serve as a director of Duluth Trading.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the nominees set forth below to serve as directors until the 2026 annual meeting, and your proxy will be so voted unless you specify otherwise.

NOMINEES FOR DIRECTOR

Name and Age of Director	Principal Occupation and Directorships
Stephen L. Schlecht Age: 77

Mr. Schlecht is the founder of our Company and has served as Chairman of the Board of Directors and Senior Advisor since May 2021. The Board of Directors appointed Mr. Schlecht as Interim Chief Executive Officer, effective April 25, 2025, in connection with the retirement of Mr. Sato. During the transition period between the announcement of Mr. Sato’s retirement and April 25, 2025, Mr. Schlecht has assumed the day-to-day leadership of the Company. Mr. Schlecht will serve as Interim Chief Executive Officer until May 5, 2025.

Mr. Schlecht has served on our Board of Directors since our founding in 1986. Mr. Schlecht previously served as Executive Chairman from February 2015 to May 2021, and as Chief Executive Officer from August 2019 to May 2021. Prior to that, Mr. Schlecht served as Chairman of the Board of Directors and Chief Executive Officer from February 2003 to February 2015 and as President from February 2003 to February 2012. He also served as President and Chief Executive Officer of GEMPLER’S, Inc., which he founded in 1986, until February 2003. Mr. Schlecht holds a B.S.B.A. degree and an M.B.A. from Northwestern University. We selected Mr. Schlecht to serve on our Board of Directors because he is the founder of our Company, has over 53 years of experience in the direct marketing and retail industries and has extensive leadership experience and strategic vision. Mr. Schlecht is the father of Richard W. Schlecht, our Senior Vice President of Product Development and Sourcing.

Name and Age of Director	Principal Occupation and Directorships

David C. Finch Age: 59 Independent	Mr. Finch was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2007. From February 2023 through August 2024, Mr. Finch served as a Board Member of Daniele International, LLC, one of the largest manufacturers of Italian cured meats and charcuterie, and he previously served as their Interim Chief Executive Officer from February 2023 through June 2023, Executive Chairman from April 2022 through February 2023, and Chief Executive Officer from September 2019 through April 2022. Mr. Finch has been the President of Finch Grocery Company, LLC, a private firm for capital investments, board memberships and related business activities in the food and consumer products industries, since 2006. Mr. Finch has previously served as the Chief Executive Officer of Rupari Food Services, LLC, a meat products manufacturer, from August 2013 to August 2014 and as Chief Executive Officer of Ryt-Way Industries, LLC, a dry food contract packager in North America, from August 2008 to May 2013. Mr. Finch has served on the Board of Directors of JonnyPops, LLC, a frozen popsicle business, since March 2015, and Legacy Snack Solutions, LLC, a custom baked snack components business, since June 2024. Mr. Finch served as Vice President of American Polocrosse Association from January 2016 to December 2017. He previously served on the Board of Directors of: Salo LLC, a staffing and consulting services company, from February 2018 to October 2019; J&B Group, a food manufacturing and distribution company, from 2008 to 2010; Quality Ingredients Corporation, a spray drying company, from 2002 to 2013; and Foundation for Strategic Sourcing, a non-profit organization that established a forum for consumer packaged-goods marketers, external manufacturers and secondary packagers. Mr. Finch holds a B.S. degree in economics from Northwestern University and an M.B.A. from the Kellogg School of Northwestern University. We selected Mr. Finch to serve on our Board of Directors given his significant business and board experience.

Name and Age of Director	Principal Occupation and Directorships

Janet H. Kennedy Age: 64 Independent	Ms. Kennedy was appointed to our Board of Directors in August 2023. Ms. Kennedy is a seasoned executive with more than 30 years of experience leading digital and technology transformations. Most recently, Ms. Kennedy served as VP, North America Regions of Google Cloud at Alphabet, Inc. from 2019 to 2023, focused on helping clients leverage emerging technologies to develop and execute their digital transformations. Ms. Kennedy also previously served as a Partner/Principal, Americas Digital Transformation Leader at Ernst & Young from 2018 to 2019. Prior to that, Ms. Kennedy held a variety of positions at Microsoft Corporation, including as Vice President, MSUS Digital Transformations Leader from 2017 to 2018, President, Microsoft Canada from 2013 to 2017, U.S. Enterprise, VP, West and Central Regions from 2009 to 2013, District General Manager – Midwest EPG from 2006 to 2008, Director, Retail and Hospitality Industry from 2005 to 2006, and Regional Sales Director, Retail and Hospitality from 2002 to 2004. Ms. Kennedy also served at IBM Corporation in various roles from 1983 to 2002. Ms. Kennedy also currently serves on the board of directors for Canadian Pacific Kansas City Limited, where she serves as chair of the Audit and Finance Committee and as a member of the Integration Committee. Ms. Kennedy holds a B.S. in Industrial Management/Industrial Engineering from Purdue University and an M.B.A. from the McColl School of Business at Queens University of Charlotte. Ms. Kennedy was selected to serve on our Board of Directors because of her extensive technology experience and her board experience.

Brett L. Paschke Age: 56 Independent	Mr. Paschke has been a director since May 2021. Mr. Paschke is Managing Partner of WinForest Partners, a private equity firm focused on investments in healthcare, technology, and services, since December 2023. Prior to joining WinForest Partners, Mr. Paschke served as a Partner and Vice Chair of Investment Banking at William Blair & Company, L.L.C., an investment banking and money management firm, and he was a Partner from 2002 to 2022, and served as Senior Director from 2022 to 2023. Mr. Paschke led the Equity Capital Markets Group at William Blair from 2009 to 2020, and under his leadership, William Blair served as an underwriter on almost 800 equity offerings raising a cumulative $200 billion, including approximately 20 percent of all US-listed IPOs. He was a member of William Blair’s firm-wide leadership group from 2013 to 2019 and led the Business and Financial Services Investment Banking Group at William Blair from 2004 to 2009. Mr. Paschke is also a board member of PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, since 2020 and serves as a member of its Audit Committee and as chair of its Compensation Committee. Mr. Paschke holds an A.B. from Princeton and an M.B.A. from Harvard Business School. We selected Mr. Paschke to serve on our Board of Directors due to his extensive investment banking experience working with high-growth companies across various sectors and industries and his valuable insight on management and corporate finance.

Name and Age of Director	Principal Occupation and Directorships

Stephanie L. Pugliese Age: 54	Ms. Pugliese has been appointed to our Board of Directors and will serve as the Company’s President and Chief Executive Officer, effective May 5, 2025. A 30-year retail veteran, Ms. Pugliese brings a wealth of branded apparel, retail and merchandising experience to the Company. She first joined Duluth Trading in November 2008 as Vice President of Product and Merchandising. In July 2010, Ms. Pugliese was promoted to Senior Vice President, Head of Merchandising and Chief Marketing Officer. In February 2012, she was again promoted to President and Chief Marketing Officer. From February 2014 to February 2015, Ms. Pugliese served as President and Chief Operating Officer, and from February 2015 to August 2019, Ms. Pugliese served as President and CEO of Duluth Trading. From September 2019 to May 2020, Ms. Pugliese served as President of North America for Under Armour, Inc. and as its President of the Americas from June 2020 until March 2023. Ms. Pugliese has served on the board of Fortune Brands Innovations, Inc. since March 2023 and served on the board of American Eagle Outfitters from August 2024 to April 2025. She also currently serves on the Advisory Board of the Women in Retail Leadership Circle and Cooper’s Hawk Winery and Restaurants. Earlier in her career, Ms. Pugliese held several executive positions with Lands’ End, Inc. from 2005 to 2008 and Ann, Inc. from 2000 to 2003. Ms. Pugliese holds a Bachelor of Science degree in Business from New York University Stern School of Business. We selected Ms. Pugliese to serve on our Board of Directors because she is a seasoned executive with over 30 years of experience in the retail apparel industry.

Name and Age of Director	Principal Occupation and Directorships

Susan J. Riley Age: 66 Independent	Ms. Riley was appointed to our Board of Directors in June 2022. Ms. Riley most recently served as the Interim President and Chief Executive Officer of PJM Interconnection, the largest electricity grid operator in the U.S, from 2019 to 2020. Prior to that, she was the Chief Financial Officer of Eastern Outfitters, LLC (formerly known as Vestis Retail Group, LLC) from 2015 to 2016, and the Executive Vice President – Finance and Administration from 2007 to 2011 and Senior Vice President and Chief Financial Officer from 2006 to 2007 of The Children’s Place. Prior to working at The Children’s Place, she was the Executive Vice President and Chief Financial Officer of Klinger Advanced Aesthetics, the Senior Vice President and Chief Financial Officer of Abercrombie & Fitch, among many other financial leadership positions at various other companies. Ms. Riley has served on the board of directors of Retail Trade Winds, the parent company of New York and Company from 2019 to 2020, where she was the chair of the Business Transformation Committee and a member of the Audit Committee; PJM Interconnection from 2005 to 2020, where she held various leadership positions on the board of directors; Essendant Inc., a publicly traded distributor of office and industrial supplies, from 2012 to 2019, where she was the chair of the Audit Committee and a member of the Executive Committee; comStore Inc., a publicly traded cross platform measurement company that measures audiences, brands, and consumer behavior worldwide, from 2017 to 2018, where she was elected chair of the board of directors; and StrongArm Technologies, a company that manufactures and sells safety equipment, from 2011 to 2017. From 2008 to 2019, she was also a member of the board of trustees of The Rochester Institute of Technology. Ms. Riley earned a B.S. in Business Administration & Accounting at The Rochester Institute of Technology and a Master of Business Administration at Pace University. Ms. Riley was selected to serve on our Board of Directors because of her extensive financial, retail, and board experience.

Ronald Robinson Age: 59 Independent	Mr. Robinson was appointed to our Board of Directors in May 2023. Mr. Robinson most recently served as Chief Supply Chain Officer of Designer Brands, Inc., one of North America’s largest designers, producers, and retailers of footwear and accessories, from June 2021 through March 2025. Prior to that, he was the owner of R Squared Consulting, LLC from February 2020 to June 2021, a consultant for apparel, footwear and accessories businesses, and from February 2016 to February 2020, he was the Chief Sourcing Officer of J. Crew Group. Prior to that, he served in a variety of positions at Ascena retail group (formerly Tween Brands, Inc. (TWB)), including as President of Ascena Global Sourcing from February 2013 to February 2016, Executive Vice President Supply Chain from April 2008 to January 2013, Senior Vice President Production Services from February 2006 to March 2008 and Vice President Sourcing & Tech Design of TWB from November 2001 to January 2006. Mr. Robinson holds a B.Sc. in Applied Chemistry (Colour Science and Technology) from Heriot-Watt University, Scottish College of Textiles and has a M.B.A. from Massachusetts Institute of Technology. Mr. Robinson was selected to serve on our Board of Directors given his extensive retail, sourcing, supply chain and manufacturing experience.

Name and Age of Director	Principal Occupation and Directorships

Scott K. Williams Age: 61 Independent	Mr. Williams was appointed to our Board of Directors in June 2018. Mr. Williams has served as Chief Executive Officer and a director of Batteries Plus Bulbs since January 2019. Mr. Williams previously served as President of Cabela’s, Inc. from February 2016 until the time it was acquired by Bass Pro Shops in October 2017. Prior to that he held the positions of Chief Commercial Officer from August 2015 to February 2016 and Chief Marketing and E-Commerce Officer at Cabela’s from October 2011 to August 2015. Previously, he was President of Fanatics, Inc., a pure-play growth company in licensed apparel. He had also served as Corporate Vice President for Wal-Mart Stores, Inc. with responsibility as General Manager of the Samsclub.com business unit, as well as overseeing digital marketing and call center operations. Prior to working at Wal-Mart, he was Senior Vice President of the Marketing and Direct Business segment of OfficeMax, Inc. Mr. Williams has served on the board of directors of Bob’s Discount Furniture since July 2018. He has also served as a non-executive director for Mood Media Corporation, an in-store media solutions provider, formerly traded on the Toronto Stock Exchange, from March 2016 to April 2017. Mr. Williams holds a B.S. in Business Administration at the University of Kansas and earned a Masters of Management degree from the Kellogg Graduate School of Management of Northwestern University. We selected Mr. Williams to serve on our Board of Directors given his considerable experience across both online and in-store retailing and his valuable insight on omnichannel strategies, brand marketing and operational excellence that he has gained while working at leading retailers like Cabela’s, Wal-Mart and OfficeMax.

Board of Directors

Each incumbent director standing for election at the 2025 Annual Meeting of Shareholders attended at least 75% of the board meetings and meetings of committees on which such director served that were held in fiscal 2024 while such director served on the Board of Directors or the committees. The Board of Directors held five meetings during fiscal 2024. While the Company does not have a policy requiring board members’ attendance at the annual meeting of shareholders, each director is strongly encouraged to attend our annual meeting of shareholders. All of the then current directors attended our 2024 annual meeting.

As part of its corporate governance guidelines, the Board of Directors has established a general retirement age of 77, where no individual will be nominated for election to the Board of Directors after his or her 77th birthday. The Board of Directors may, at its discretion, waive the age limitation in special circumstances. While Mr. S. Schlecht was 77 at the time he was nominated for election, we amended his employment agreement to extend the term of his agreement by one year, and in accordance with the agreement, nominated him to stand for election at the 2025 annual meeting.

Any interested party who wishes to communicate directly with the Board of Directors, any of its committees, an independent director or with the independent directors as a group may do so by writing to the Corporate Secretary of the Company at 201 East Front Street, Mount Horeb, Wisconsin 53572 or by calling (608) 424-1544. The Corporate Secretary will forward a summary of all communications to the Board of Directors, that committee, that independent director or the independent directors as a group, as applicable.

Controlled Company

Because Mr. S. Schlecht controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NASDAQ. Therefore, we are not required to have a majority of our

Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. While our Board of Directors has determined to have both a compensation committee and nominating and governance committee, Mr. S. Schlecht currently serves as a member of both committees.

Board of Directors Composition

Our amended and restated bylaws provide that the size of our Board of Directors will be determined from time to time by a majority of the then authorized number of directors, but in no case may be less than one director. The Board of Directors currently consists of nine directors, seven of whom qualify as independent directors under the rules and regulations of the SEC and the NASDAQ Listing Rules.

Independence of our Board of Directors and Committees

The rules of NASDAQ generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted to have a majority of the members of our Board of Directors be independent.

Accordingly, our Board of Directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC and the transactions referenced under “Certain Relationships and Related Party Transactions.” Applying these standards, our Board of Directors determined that none of the directors who currently serve or who will stand for election at the 2025 annual meeting, other than Mr. S. Schlecht, Mr. Sato, and Ms. Pugliese have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. S. Schlecht is not considered independent because Mr. S. Schlecht was previously employed as Chief Executive Officer and Executive Chairman of the Company, is currently employed in the capacity of Senior Advisor, and will serve as Interim Chief Executive Officer effective April 25, 2025. Mr. Sato is not considered independent because he serves as President and Chief Executive Officer until April 25, 2025. Ms. Pugliese is not considered independent because she will serve as our President and Chief Executive Officer, effective May 5, 2025. Our Board of Directors also determined that each non-employee director who serves as a member of the Audit, Compensation, and Nominating and Governance Committees satisfies the independence standards for such committee established by the SEC and the NASDAQ Listing Rules, as applicable.

Board of Directors Leadership Structure

The Board of Directors has not adopted a formal policy regarding the separation of the roles of chair of the board and chief executive officer because the Board of Directors believes that it is in our best interests to make that determination from time to time based on the position and direction of our organization and the composition of our Board of Directors. As of the date of this proxy statement, the positions of the chair of the board and the chief executive officer are separated and the individuals serving in those positions remain actively involved, on a full-time basis, in our business. We believe this is appropriate because the Board of Directors includes a number of seasoned independent directors. Between the retirement of Mr. Sato and Ms. Pugliese joining the Company, Mr. S. Schlecht will temporarily serve as Chairman of the Board of Directors and as Interim Chief Executive Officer.

Our Board of Directors also recognizes that depending on the circumstances, other leadership models, such as combining the roles of chair of the board and chief executive officer as we have in the past, may again be appropriate. Accordingly, our Board of Directors may periodically review its leadership structure.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees, each of which is governed in accordance with a written charter. These charters are available on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. Members of the Board of Directors serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

The current members of the Audit Committee are Mr. Finch, Ms. Kennedy, Mr. Paschke and Ms. Riley. Mr. Finch, Ms. Kennedy, Mr. Paschke and Ms. Riley satisfy the heightened audit committee independence requirements under the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act.

Ms. Riley serves as the chair of our Audit Committee and has been designated as our “audit committee financial expert,” as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses the requisite financial sophistication, as defined under the applicable rules and regulations of NASDAQ. The Audit Committee operates under a written charter. Under its charter, our Audit Committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes;

•	selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance;

•	reviewing and approving the scope of the annual audit and audit fees;

•	monitoring the rotation of the partners of our independent auditors on our engagement team as required by law;

•	discussing with management and independent auditors the results of the annual audit and review of quarterly financial statements;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	approving the retention of our independent auditors to perform any proposed permissible non-audit services;

•	overseeing the internal audit function;

•	reviewing cybersecurity and other information technology risks, controls and procedures, including mitigation strategies and planned responses to data breaches;

•	preparing the Audit Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the performance of the Audit Committee, including compliance with its charter.

The Audit Committee held six meetings during fiscal 2024.

Compensation Committee

The current members of the Compensation Committee are Ms. Edwardson, Mr. Robinson, Mr. S. Schlecht and Mr. Williams. Ms. Edwardson serves as the chair of our Compensation Committee. Upon Ms. Edwardson’s retirement, Mr. Williams will serve as the chair of the Compensation Committee. Ms. Edwardson, Mr. Robinson and Mr. Williams are non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and are independent directors as defined by the NASDAQ Listing Rules.

Under its charter, our Compensation Committee is responsible for, among other things:

•

determining cash compensation and cash compensation plans, including incentive compensation, amounts and terms of stock option or other equity awards, and terms of any agreements concerning employment, compensation or employment termination matters;

•

reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers and evaluating their performance in light of those goals and objectives;

•

monitoring the application of retirement and other fringe benefit plans for our chief executive officer and other executive officers, periodically reviewing succession plans for the chief executive officer and other executive officers and acting on behalf of the Board of Directors with respect to welfare plans and employee retirement;

•	administering the issuance of restricted stock and other awards under our 2024 Equity Incentive Plan and any other equity incentive plans;

•	reviewing succession plans for our key executive officers;

•	establishing, administering and certifying attainment of performance goals as the committee deems appropriate;

•	reviewing and assessing guidelines regarding vice president-level employee and above and outside director stock ownership, and such employees’ and directors’ compliance with such guidelines;

•	reviewing the compensation of the Board of Directors and its committees, and recommending revisions to the Board of Directors;

•	administering the Company’s Employee Stock Purchase Plan;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Compensation Committee, including compliance with its charter.

The Compensation Committee may delegate authority with respect to any of its functions to officers of the Company, committees comprised of such persons, or a subcommittee of the Committee, including a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act.

The Compensation Committee held three meetings during fiscal 2024.

Generally, our Chief Executive Officer makes recommendations as to the amount or form of compensation for senior management, including any salary adjustments, cash incentive awards or equity-based awards, which are then evaluated and determined by the Compensation Committee. For fiscal 2024, the Compensation Committee approved “executive officer”-related compensation and the Board of Directors ratified the compensation related to Mr. Sato, as President and Chief Executive Officer, and Mr. S. Schlecht as Chairman and Senior Advisor. The Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”) to provide advice from time to time on executive officer and non-employee director compensation and matters related to the Company’s compensation practices. The Compensation Committee has evaluated the independence of Meridian pursuant to SEC and NASDAQ rules and no relationships were identified that would impact Meridian’s independence or present a conflict of interest.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Ms. Edwardson, Mr. Finch, Mr. Paschke, Mr. S. Schlecht and Mr. Williams. Mr. Finch serves as the chair of our Nominating and Governance

Committee. Ms. Edwardson, Mr. Finch, Mr. Paschke and Mr. Williams are independent directors as defined by the NASDAQ Listing Rules. Under its charter, our Nominating and Governance Committee is responsible for, among other things:

•	providing recommendations to the Board of Directors to enhance the Board of Directors’ effectiveness;

•	developing and recommending to the Board of Directors corporate governance policies, reevaluating such policies and recommending to the Board of Directors any revisions;

•

except to the extent delegated to another committee of the Board of Directors, overseeing the Company’s initiatives relating to environmental and social matters as they pertain to the Company’s business and long-term strategy, including diversity and other initiatives related to the Company’s operations and engagement with associates, customers, suppliers and communities;

•	assessing the Board of Directors’ needs and identifying suitable candidates for consideration as nominees to the Board of Directors;

•	reviewing the qualifications of all candidates proposed for Board of Directors membership, including candidates nominated by shareholders in accordance with our bylaws;

•

recommending annually to the Board of Directors the nominees to stand for election at the annual meeting and recommending nominees to fill vacancies on the Board of Directors as necessary and appropriate;

•	developing and reviewing succession plans for the directors;

•	coordinating the annual self-evaluation of the performance of the Board of Directors and each of its committees;

•	recommending the creation of committees of the Board of Directors and recommending directors to be selected for membership on committees of the Board of Directors;

•	evaluating and recommending to the Board of Directors appropriate levels and terms of the Company’s insurance for officers and directors;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Nominating and Governance Committee, including compliance with its charter.

When reviewing the qualification of proposed Board of Directors nominees, including candidates nominated by shareholders in accordance with our bylaws, the Nominating and Governance Committee considers whether each candidate would qualify as independent under the applicable NASDAQ Listing Rules, and where appropriate, his or her financial expertise, and any other qualifications the Nominating and Governance Committee deems relevant.

The Nominating and Governance Committee held four meetings during fiscal 2024.

Board of Directors Oversight of Risk

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors intends to satisfy this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within the Company as well as through internal and external audits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Mr. S. Schlecht served as a member of our Compensation Committee during fiscal 2024. For a discussion of relationships requiring disclosure under Item 404 of Regulation S-K, see “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions, since January 29, 2023, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, or 5% shareholder of any class of our common stock, had or will have a direct or indirect material interest.

Leasing Arrangements

Effective April 3, 2019, we entered into a lease with Schlecht Retail Ventures LLC, the sole members of which are Mr. and Mrs. S. Schlecht, for our photo studio located at 119 S. 2nd Street, Mt. Horeb, Wisconsin. The lease provides for a base monthly rent of $4,083 with a 2% increase each year. The initial term of the lease was for five years and began on June 1, 2019. We extended the lease term for an additional five years on June 1, 2024. We have the option to extend the term for one additional period of five years thereafter.

We leased a 7,710 square foot building and the surrounding land for our flagship store located at 100 West Main Street, Mt. Horeb, Wisconsin (the “Flagship Lease”), from Schlecht Retail Ventures LLC. The Flagship Lease began February 14, 2010 and was scheduled to expire on February 28, 2025. Effective January 17, 2017, we terminated our Flagship Lease and entered into a new lease for the same 7,710 square foot building, along with the surrounding land located at 100 West Main Street, Mt. Horeb, Wisconsin and an additional 5,416 square foot building in order to expand our square footage of our flagship store at 102 West Main Street, Mt. Horeb, Wisconsin (the “Current Flagship Lease”). The Current Flagship Lease began on February 1, 2017 and expires on January 31, 2027, with multiple options to renew thereafter. The Current Flagship Lease provides for initial monthly rent payments of $12,000 in years one through three, rent payments of $12,600 in years four through seven, and monthly rent payments of $13,104 in years eight through ten.

The aggregate amount of all periodic payments due under the leases described above after our fiscal year ended February 2, 2025 are as follows:

	Total	Less Than 1 Year	1-2 Years	3-5 Years	More than 5 Years
Retail and Office space, 100 and 102 West Main Street, Mt. Horeb, WI	$314,500	$157,250	$157,250	—	—
119 S. 2nd Street, Mt. Horeb, WI	$240,964	$50,313	112,954	77,697	—

Total	$555,464	$207,563	$270,204	77,697	—

Other Transactions

We entered into an employment agreement with Mr. S. Schlecht on August 5, 2015 (the “Employment Agreement”), amended and restated the Employment Agreement on May 27, 2021 (the “First Amended and Restated Employment Agreement”), and amended the First Amended and Restated Employment Agreement on February 26, 2025 (the “Second Amendment to Employment Agreement”). Mr. S. Schlecht served as Executive Chairman and Chief Executive Officer until May 2021 and currently serves as Chairman and Senior Advisor under the Second Amendment to Employment Agreement. Under the First Amended and Restated Employment Agreement and the Second Amendment to Employment Agreement, we agreed to pay a base salary with an annual opportunity to increase. Mr. S. Schlecht is also eligible for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. In fiscal years 2023 and 2024, Mr. S. Schlecht received compensation of approximately $275,000 each year. Mr. S. Schlecht will serve on our Board of Directors for the duration of his term as Senior Advisor. His employment with the Company will end on the date of the annual meeting of the shareholders of the Company in 2026, unless otherwise terminated earlier.

Following Mr. Sato’s announcement that he is retiring as President and Chief Executive Officer and as a member of the Board of Directors effective April 25, 2025, the Board of Directors appointed Mr. S. Schlecht as Interim Chief Executive Officer of the Company in addition to his role as Senior Advisor to the Company, effective April 25, 2025. During the transition period between the announcement of Mr. Sato’s retirement and April 25, 2025, Mr. S. Schlecht has assumed day-to-day leadership of the Company. Mr. S. Schlecht will receive no additional compensation for serving as Interim Chief Executive Officer. He will serve as Interim Chief Executive Officer until May 5, 2025.

Richard W. Schlecht, the son of Mr. S. Schlecht, receives compensation in his capacity as Senior Vice President of Product Development and Sourcing. Richard W. Schlecht received compensation of $838,727 in fiscal 2023 and $502,458 for fiscal 2024 and approximately $283,750 for fiscal 2025 through the filing of this proxy statement.

Since January 29, 2023, there have been no other transactions (other than otherwise noted herein) and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Policies and Procedures for Related-Party Transactions

Our Board of Directors adopted a written related party transaction policy regarding transactions with related persons. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our chief financial officer any “related party transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The chief financial officer will then promptly communicate that information to our Audit Committee. No related party transaction will be executed without the approval or ratification of our Audit Committee or our Board of Directors. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The policy also contains standing authorizations for certain transactions previously disclosed in the Company’s filings with the SEC.

PROPOSAL TWO: ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (“Section 14A”), our shareholders are entitled to vote to approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, we are asking shareholders to approve the following nonbinding resolution regarding the compensation of our named executive officers as disclosed in this proxy statement:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

This vote is often referred to as a “say-on-pay” vote. As an advisory vote, the “say-on-pay” vote is not binding on the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation policies and practices in response to these results.

For example, the Company held a say-on-pay vote at its 2024 annual meeting of shareholders to approve the compensation of its named executive officers. This shareholder resolution was approved by approximately 93% of the votes cast. The Board of Directors and the Compensation Committee have considered the results of this vote in making determinations regarding the executive compensation policies and practices described in the proxy statement.

Approval of the compensation of the Company’s named executive officers requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as described in this proxy statement, and your proxy will be so voted unless you specify otherwise.

EXECUTIVE COMPENSATION

Overview

This section provides compensation information about the following individuals:

•	Samuel M. Sato, our President and Chief Executive Officer (retiring effective April 25, 2025)

•	Heena K. Agrawal, our Senior Vice President, Chief Financial Officer, and Interim Chief Accounting Officer

•	Eli M. Getson, our Senior Vice President and Chief Merchandising Officer

In the discussion below, we refer to this group of executives as the “named executive officers” or “NEOs,” which includes the “executive officers” for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in fiscal 2023 and fiscal 2024. As a smaller reporting company, we are not required to provide a “Compensation Discussion and Analysis” under Item 402 of Regulation S-K.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last two completed fiscal years:

Name and Principal Positions	Years	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation(2)(3) ($)	Total ($)
Samuel M. Sato	2024	832,000	—	1,664,000	—	2,496,000
President and Chief Executive Officer (retiring effective April 25, 2025)	2023	832,000	—	2,496,002	—	3,328,002

Heena K. Agrawal	2024	442,885	—	470,000	123,792	1,036,677
Senior Vice President, Chief Financial Officer, and Interim Chief Accounting Officer

Eli M. Getson	2024	199,038	—	449,998	76,958	725,994
Senior Vice President and Chief Merchandising Officer

(1)

The amounts in this column represent the aggregate grant date fair values of restricted stock awards granted in fiscal 2024 and fiscal 2023, computed in accordance with FASB ASC Topic 718 for the applicable fiscal year. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal years ended February 2, 2025 and January 28, 2024. Pursuant to the applicable rules of the SEC, amounts shown exclude the impact of the estimated forfeitures related to service-based vesting conditions.

(2)

The NEOs participate in certain group life, health and disability insurance plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms, and operation. The NEOs also participate in an executive medical reimbursement plan with a total value of less than $10,000 per NEO and is therefore not disclosed in the Summary Compensation Table.

(3)	The amounts in this column represent reimbursed moving expenses for Ms. Agrawal and Mr. Getson in fiscal 2024.

Retirement of Samuel M. Sato, Interim CEO Appointment, and CEO Appointment

We entered into an employment agreement with Mr. Sato on May 3, 2021, pursuant to which he serves as President and Chief Executive Officer. Under the employment agreement, we agreed to pay a base salary with an annual opportunity to increase. Mr. Sato is also eligible for participation in the Company’s annual incentive bonus plans and grants of equity compensation offered by the Company to its senior executives from time to time. Mr. Sato will serve on our Board of Directors for the duration of his time as President and Chief Executive Officer.

On March 11, 2025, Mr. Sato informed the Company that he is retiring as President and Chief Executive Officer and as a member of the Board of Directors, with such retirement to be effective on April 25, 2025.

The Board of Directors appointed Mr. S. Schlecht as Interim Chief Executive Officer of the Company in addition to his role as Senior Advisor to the Company, effective April 25, 2025. During the transition period between the announcement of Mr. Sato’s retirement and April 25, 2025, Mr. S. Schlecht has assumed day-to-day leadership of the Company. Mr. S. Schlecht will receive no additional compensation for serving as Interim Chief Executive Officer, and he will serve in such capacity until May 5, 2025, when Ms. Pugliese joins the Company as President and Chief Executive Officer.

Offer Letters

Ms. Agrawal and Mr. Getson are not party to an employment agreement with us but received compensation in accordance with their offer letters with the Company, which describe the elements of their compensation, including base salary, short- and long-term incentive opportunities and eligibility to participate in the Company’s healthcare and other benefit plans. Each element of compensation for these NEOs is subject to review and approval by the Compensation Committee.

Inducement Restricted Stock Award Agreement

Ms. Agrawal and the Company entered into an Inducement Restricted Stock Award Agreement on February 12, 2024, whereby the Company granted 94,000 shares of restricted stock with a grant date of February 12, 2024, as a material inducement to Ms. Agrawal’s hiring. The restricted stock vest in two tranches—one half on February 12, 2024, her first day of employment (the “First Tranche Shares”), and one half on the third anniversary of the first day of her employment (the “Second Tranche Shares”). The First Tranche Shares are subject to repayment by Ms. Agrawal if Ms. Agrawal voluntarily terminates her employment or is terminated for cause as follows: (i) prior to the 12-month anniversary of the grant date, 100% of the First Tranche Shares will be forfeited; (ii) on or after the 12-month anniversary of the grant date and before the 24-month anniversary of the grant date, 75% of the First Tranche Shares will be forfeited; and (iii) on or after the 24-month anniversary of the grant date and prior to the 36-month anniversary of the grant date, 50% of the First Tranche Shares will be forfeited. The Second Tranche Shares are subject to Ms. Agrawal’s continued employment on the third anniversary of her first day of employment.

The restricted stock was granted outside the terms of the Company’s 2015 Equity Incentive Plan and was approved by the Company’s Board of Directors, Compensation Committee, and the Subcommittee of the Compensation Committee of the Board of Directors, consisting of the independent directors of the Compensation Committee, in reliance on the employment inducement exemption under NASDAQ Listing Rule 5635(c)(4).

Bonus Payouts and Annual Incentive Plan

We remain committed to setting our goals to align with delivering strong financial performance.

Fiscal 2023 Bonus:

For fiscal 2023, and under our Annual Incentive Plan, the target award for Mr. Sato was 100% of his base salary. Ms. Agrawal and Mr. Getson were not employed by the Company during fiscal 2023. The performance metric for fiscal 2023 was Adjusted EBITDA. The Adjusted EBITDA threshold outcome for fiscal 2023 was not achieved. Accordingly, we did not pay an annual incentive payout to our NEOs in fiscal 2023.

Fiscal 2024 Bonus:

For fiscal 2024, and under our Annual Incentive Plan, the target award for Mr. Sato was 100% of his base salary, and the target awards for Ms. Agrawal and Mr. Getson were 65% of their base salaries. Adjusted EBITDA was the performance measure for Mr. Sato and Ms. Agrawal, which accounted for 100% of their annual incentive opportunity. Adjusted EBITDA and Net Sales were performance measures for Mr. Getson, with 70% of his annual incentive opportunity based on Adjusted EBITDA and 30% of his annual incentive opportunity based on Net Sales. The Adjusted EBITDA and Net Sales threshold outcomes for fiscal 2024 were not achieved. Accordingly, we did not pay an annual incentive payout to our NEOs in fiscal 2024.

Annual Incentive Plan

We adopted the Annual Incentive Plan of Duluth Holdings Inc., which became effective February 1, 2016 and was approved by our shareholders in advance of our IPO. The Compensation Committee approved amendments to the Annual Incentive Plan on February 21, 2018 to reflect the Tax and Jobs Act of 2017’s repeal of the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended, and on February 20, 2024 to provide the Company with additional flexibility to make awards requiring employment beyond the end of the applicable fiscal year. The following is a description of the material features and provisions of our Annual Incentive Plan.

Objectives. Our Annual Incentive Plan permits us to establish a correlation between compensation and the financial performance of our Company by providing annual cash compensation to participants based on the achievement of specified performance goals.

Administration and Eligibility. The Annual Incentive Plan is administered by our Compensation Committee. The Compensation Committee has full power and authority to select the participants to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of the Annual Incentive Plan.

Awards. The Annual Incentive Plan provides for the grant of incentive awards, which entitle the participant to receive a cash award upon the attainment of specified performance goals for a given fiscal year. The Compensation Committee may specify one or more performance goals applicable to a participant for a given fiscal year. The Compensation Committee will establish a threshold, target, and maximum level of achievement for the specified performance goal(s) applicable to a participant’s incentive award that will yield a corresponding threshold, target, or maximum award opportunity payable in cash. Unless otherwise determined by the Compensation Committee at the time the award opportunities are established, achievement of a performance goal between the various levels of achievement for the specified performance goal(s) will result in a payout that is linearly interpolated between the threshold and target opportunities and between the target and maximum opportunities.

The performance goals will be any one or more of the following performance criteria (the “Performance Goals”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: net income; revenue; earnings per share; return on investment; return on invested capital; return on equity; return on assets or net assets; shareholder returns (either including or excluding dividends) over a specified period of time; financial return ratios; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); amount of expense; economic profit; gross profit; gross profit margin percentage; operating profit; operating profit margin percentage; amount of indebtedness; debt ratios; earnings before bonus, interest, taxes, depreciation, amortization or stock based compensation (or any combination thereof); share value; return on capital employed; return on average capital employed; strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing; customer satisfaction; productivity ratios; new product invention or innovation; attainment of research and development milestones; or such other subjective or objective performance measures, including individual goals deemed appropriate by the Compensation Committee.

The Compensation Committee may specify any reasonable definition of the above criteria at the time it sets the goals for an award.

Even if the Performance Goals applicable to a participant have been met, (i) no Incentive Award to such participant with respect to a performance year shall exceed $5,000,000, and (ii) the Compensation Committee expressly reserves, in its discretion, the right to adjust any Incentive Award otherwise determined under the Annual Incentive Plan to reflect any extraordinary items or such other factors as it may deem relevant if it determines it is in the best interests of the Company to do so.

Participants. Except as otherwise set forth in a written agreement between us and a participant or as determined by the Compensation Committee, a participant shall receive no incentive award for a year if the participant’s employment with the company terminates prior to the last day of the fiscal year for which an award is applicable for any reason.

Executive Officer Compensation Recovery Policy

The Company maintains an executive officer compensation recovery policy. Pursuant to this policy, the Company shall recover from its executive officers erroneously awarded compensation that was based on an accounting restatement. The Compensation Committee administers the policy and must determine promptly (in no event later than 90 days after the restatement date) the amount of any erroneously awarded compensation that each executive officer received during the clawback period and provide written notice of the amount to such executive officer demanding repayment.

The Company was required to prepare an accounting restatement in connection with the Company’s financial statements for fiscal 2023. The Compensation Committee determined that no recovery was required pursuant to our executive officer compensation recovery policy because no incentive compensation was paid to our executive officers for the applicable year.

Stock Ownership Policy

The Company maintains stock ownership guidelines requiring officers and directors to own and hold shares of Class B common stock of the Company to further align their interests with the long-term interests of shareholders. Officers and directors must own shares of Class B common stock of the Company with an aggregate value equal to or greater than the applicable amount in the following schedule:

• Chair	3x cash base salary

• Chief Executive Officer	4x cash base salary

• Non-Employee Directors	3x annual cash retainer

• Vice Presidents and Senior Vice Presidents	1x cash base salary

Shares of Class B common stock held by an officer or director in any of the following forms count toward a participant’s satisfaction of the applicable minimum ownership requirements: (i) shares owned directly, (ii) shares owned indirectly (e.g., by immediate family members or in a trust), and (iii) time-vested restricted stock.

Officers and directors have five years to meet the applicable ownership requirement, measured from the later of the adoption of the policy or the date such participant is first appointed as a vice president, senior vice president or director. Participants promoted to higher-level positions with an increased stock ownership requirement have five years from the date of promotion to meet the applicable ownership requirement.

Any participant who has not met the applicable minimum ownership requirement is required to retain fifty percent of the net after-tax shares received by a participant upon exercise or vesting of awards received under the Company’s equity incentive plan. Compliance is reviewed annually by the Compensation Committee. All officer and director participants currently comply with the Company’s stock ownership guidelines.

Outstanding Equity Awards at Fiscal Year End 2024 Table

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of February 2, 2025:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Samuel M. Sato	31,008	(2)	90,543
	64,497	(3)	188,331
	126,252	(4)	368,656
	189,378	(5)	552,984
	336,842	(6)	983,579
Heena K. Agrawal	47,000	(7)	137,240
Eli M. Getson	137,614	(8)	401,833

(1)	Value based on the closing price of $2.92 on January 31, 2025.
(2)	Restricted stock vested on March 14, 2025.
(3)

Restricted stock scheduled to vest in four equal installments. The first installment vested on March 14, 2023, the second installment vested on March 14, 2024, the third installment vested on March 14, 2025 and the remaining installment was scheduled to vest on March 14, 2026, but will be canceled in light of Mr. Sato’s retirement.

(4)	Restricted stock that was scheduled to vest on March 13, 2026, but will be canceled in light of Mr. Sato’s retirement.
(5)

Restricted stock scheduled to vest in four equal installments. The first installment vested on March 13, 2024. The second installment vested on March 13, 2025.The remaining installments were scheduled to vest on March 13, 2026 and March 13, 2027, but will be canceled in light of Mr. Sato’s retirement.

(6)

Restricted stock scheduled to vest in four equal installments. The first installment vested on April 8, 2025.The remaining installments were scheduled to vest on April 8, 2026, April 8, 2027, and April 8, 2028, but will be canceled in light of Mr. Sato’s retirement.

(7)	Restricted stock scheduled to vest in two equal installments. The first installment vested on February 12, 2024 and the remaining installment is scheduled to vest February 12, 2027.
(8)	Restricted stock scheduled to vest on August 12, 2027.

2024 Equity Incentive Plan

We adopted the 2024 Equity Incentive Plan of Duluth Holdings Inc., which was effective following approval by our shareholders on May 23, 2024 (the “2024 Plan”).

Objectives: Our 2024 Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, and performance share awards, using or based on our Class B common stock.

Administration: The 2024 Plan is administered by the Compensation Committee, subject to other provisions within the 2024 Plan. Subject to any express limitations set forth in the 2024 Plan, the Compensation Committee has full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the 2024 Plan.

Shares Subject to the 2024 Plan: As of February 2, 2025, there were a total of 3,931,585 shares of Class B common stock authorized for issuance under the 2024 Plan. In determining the number of shares available for grant under the 2024 Plan at any time, the following rules shall apply:

•

Any shares subject to an award granted under the 2024 Plan that on or after the effective date terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of the shares, is settled in cash in lieu of shares, or is exchanged with the Compensation Committee’s permission, prior to the issuance of shares, for an award not involving shares shall become available again for grant under the 2024 Plan.

•

Any shares that are withheld by the Company or tendered by a participant (by either actual delivery or attestation) on or after the effective date (i) to pay the exercise price of an option granted under the 2024 Plan or (ii) to satisfy tax withholding obligations associated with an award granted under the 2024 Plan, shall become available again for grant under the 2024 Plan.

Awards: The 2024 Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, and performance share awards, using or based on our Class B common stock.

•

Stock options awarded under the 2024 Plan may not have an exercise price that is less than the fair market value of the Class B common stock on the date of the option grant. The term of each option granted under the 2024 Plan will not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2024 Plan, the period of time, if any, after a participant’s death, disability or termination of employment during which options may be exercised.

•	Shares are shares of our Class B common stock.

•

Restricted stock awards are shares of our Class B common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever vesting conditions it determines to be appropriate. Restricted stock that does not vest is subject to forfeiture.

•

Restricted stock unit awards are units entitling the recipient to receive shares of Class B common stock upon the lapse of vesting conditions, and subject to such restrictions and other conditions, as the Compensation Committee shall determine.

•

Performance share units entitle the recipient to receive shares of Class B common stock upon the attainment of specified performance goals, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Eligibility: Individuals eligible to participate in the 2024 Plan shall be limited to employees, non-employee directors and third-party service providers of the Company.

Participation: Subject to provisions of the 2024 Plan, the Compensation Committee may, from time to time, select from all individuals eligible to participate in the 2024 Plan, those individuals to whom awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each award. In accordance with the terms of his First Amended and Restated Employment Agreement, as amended, Mr. S. Schlecht is not be eligible for grants of equity compensation under the 2024 Plan.

Effective Date and Duration: The 2024 Plan became effective as of May 23, 2024, and will remain in effect for ten years from the effective date unless terminated sooner. At any time, the Board of Directors may terminate the 2024 Plan. However, any termination will not affect outstanding awards.

Transferability: Non-vested stock granted under an award may not be transferred until the restrictions on such stock as set forth in the applicable award agreement have expired.

Amendments: The Board of Directors at any time, and from time to time, may amend or terminate the 2024 Plan. However, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable law, regulation or exchange requirement.

Forfeiture and Recoupment Events: The Compensation Committee may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an award. Awards and any compensation directly attributable to awards shall be subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board of Directors or the Compensation Committee at any time, including in accordance with the Company’s Executive Officer Compensation Recovery Policy, or as otherwise required by law and any award agreement may be unilaterally amended by the Compensation Committee to comply with any such compensation recovery policy.

Certain Federal Income Tax Consequences: The following is a summary of U.S. federal income tax consequences relating to awards granted under the 2024 Plan. The summary below does not contain a complete analysis of all the potential tax consequences relating to awards granted under the 2024 Plan, including state, local or foreign tax consequences.

•

Options: The grant of an option will have no federal income tax consequences to us or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and we will ordinarily be entitled to a deduction for such amount. The holder of shares acquired upon exercise of an option will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

•

Restricted Stock Awards: The grant of restricted stock is not a taxable event to a participant, absent an election under Section 83(b) of the Internal Revenue Code. If no election is made, the participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the shares. The amount of the income will equal the fair market value of the shares when the restrictions lapse, less any amount paid by the participant for the shares. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted shares equal to their fair market value at the date of grant less any amount paid by the participant for the shares, determined without regard to the restrictions imposed thereon. If the restricted shares are subsequently forfeited after a Section 83(b) election and before the restrictions lapse, the participant is not entitled to claim the loss for income tax purposes. We or one of our subsidiaries will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will equal the amount of ordinary income recognized by the participant.

•

Restricted Stock Units and Performance Share Units: A participant will not be deemed to have received taxable income upon the grant of restricted stock units or performance share units. Upon distribution of cash or common stock in respect of the units, a participant will be deemed to have received taxable ordinary income in an amount equal to the fair market value of the shares of common stock received on the date they are distributed to the participant or the amount of cash received. The basis of the shares of common stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant. Upon the distribution of such shares of common stock or cash, we or one of our subsidiaries will generally be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income recognized by the participant.

•

Section 162(m) of the Code: Section 162(m) disallows a federal income tax deduction to us for compensation over $1 million paid to “covered employees” in any fiscal year. As a result, we expect the compensation paid to any of the individuals who is or at any point was one of our “named executive officers” in excess of $1 million, including awards under the 2024 Plan, will not be deductible to us.

•

Section 280G of the Code: Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2024 Plan in connection with a “change in control” of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent that it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and we would be denied a tax deduction for the amount of the excess parachute payment.

Executive Change in Control Severance Plan and Executive General Severance Plan

The Compensation Committee adopted and approved the Duluth Holdings Inc. Executive Change in Control Severance Plan (the “Change in Control Severance Plan”) and the Duluth Holdings Inc. Executive General Severance Plan (the “General Severance Plan”, and together with the Change in Control Severance Plan, the “Severance Plans”). Ms. Agrawal and Mr. Getson, in addition to other executive officers, are participants in the Severance Plans. Mr. Sato was not designated as a participant in the Severance Plans as he was entitled to severance benefits under his employment agreement. Participants in our Severance Plans are not entitled to receive a duplication of severance benefits. In the event that a participant is a participant in the Company’s General Severance Plan at the time of a qualifying termination under the Change in Control Severance Plan, no benefits shall be payable to such participant under the Company’s General Severance Plan and such participant will only be eligible for the severance benefits payable under the Change in Control Severance Plan.

Executive General Severance Plan:

The General Severance Plan provides severance benefits to those individuals selected as participants by the Compensation Committee of the Board of Directors.

If a participant incurs a qualifying termination, then the participant would be entitled to receive severance benefits. A participant would not be entitled to receive severance benefits if the participant’s employment with the Company ends for reasons other than a qualifying termination. A qualifying termination means a termination of employment from the Company and its affiliates that occurs under the following circumstances: (1) an involuntary termination of participant’s employment by the Company for reasons other than cause or death pursuant to a notice of termination delivered to participant by the Company no later than thirty days prior to participant’s termination of employment, or (2) a voluntary termination by participant for good reason pursuant to a notice of termination delivered to the Company by participant in accordance with the General Severance Plan.

In the event participant becomes entitled to receive severance benefits, the Company shall provide participant with the following:

•

Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid base salary, unreimbursed business expenses, and all other vested benefits to which participant is entitled under any applicable benefit plan as of the effective date of termination.

•

Cash Severance. A lump-sum amount equal to the product of (i) participant’s severance multiple and (ii) participant’s base salary, paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth day following the effective date of termination. The cash severance multiple for each of Ms. Agrawal and Mr. Getson is 0.75.

•

Pro Rata Actual Bonus. A lump sum amount paid to participant in an amount equal to the annual incentive participant would have earned under the Company’s annual incentive plan if participant had remained employed through the end of the then outstanding bonus plan year, adjusted on a pro rata basis based on the number of days participant was actually employed during the bonus plan year in which participant incurs a qualifying termination, paid to participant at the same time as bonuses are paid to members of senior management of the Company.

•

Continuation of Health Care Benefits. To the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by participant to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) grossed up so that participant will be made whole for such premiums on an after-tax basis for a period of nine months following the effective date of termination (provided that participant has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event participant shall promptly notify the Company of the alternative health coverage and shall no longer be entitled to reimbursement).

The treatment of any awards under the Company’s equity incentive plans that may be outstanding on participant’s effective date of termination shall be determined under the applicable equity incentive plan under which the award was granted and the related award agreement.

As a condition to participating, participant must sign a restrictive covenant agreement prior to receiving any severance benefits. If a participant breaches any of the covenants, the Committee may, in its sole discretion, determine that the participant (i) shall forfeit any unpaid portion of the payments or benefits provided and/or (ii) shall repay to the Company any amounts previously paid to the participant pursuant to the General Severance Agreement.

Executive Change in Control Severance Plan:

The Change in Control Severance Plan provides severance benefits to those individuals selected as participants by the Compensation Committee of the Board of Directors.

If a participant incurs a qualifying termination, then the participant would be entitled to receive severance benefits. A participant would not be entitled to receive severance benefits if the participant’s employment with the Company ends for reasons other than a qualifying termination. A qualifying termination means a termination of employment from the Company and its affiliates under the following circumstances: (1) an involuntary termination of participant’s employment by the Company for reasons other than cause or death pursuant to a notice of termination delivered to participant by the Company within six months prior to or upon or within 24 months after a change in control, or (2) a voluntary termination by participant for good reason pursuant to a notice of termination delivered to the Company by participant within six months prior to or upon or within 24 months after a change in control.

In the event participant becomes entitled to receive severance benefits, the Company shall provide participant with the following:

•

Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid base salary, unreimbursed business expenses, and all other vested benefits to which participant is entitled under any applicable benefit plan as of the effective date of termination.

•

Cash Severance. A lump-sum amount equal to the product of (i) participant’s severance multiple and (ii) the sum of the following: (A) participant’s base salary and (B) participant’s target annual bonus in the year of termination (or, if greater, participant’s target annual bonus in the year of the change in control), paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth day following the effective date of termination. The cash severance multiple for each of Ms. Agrawal and Mr. Getson is 2.0.

•

Pro Rata Target Bonus. A lump-sum amount equal to participant’s target annual bonus, adjusted on a pro rata basis based on the number of days participant was actually employed during the bonus plan year in which participant incurs a qualifying termination, paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth day following the effective date of termination.

•

Continuation of Health Care Benefits. To the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by participant to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) grossed up so that participant will be made whole for such premiums on an after-tax basis for a period of eighteen months following the date of employment termination.

•

Outplacement Services. Participant shall be entitled to outplacement services until the first to occur (i) the twelve month anniversary of participant’s effective date of termination or (ii) the date participant accepts an offer of new employment, subject to a maximum reimbursed amount of $30,000.

Similar to the General Severance Plan, a participant must sign a restrictive covenant agreement prior to receiving any severance benefits, and the treatment of any awards under the Company’s equity incentive plans that may be outstanding on participant’s effective date of termination shall be determined under the applicable equity incentive plan under which the award was granted and the related award agreement.

Insider Trading Policy
We have adopted an insider trading policy, titled Statement of Policy on Securities Trading, governing the purchase, sale, and/or other disposition of our securities by us and our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Statement on Policy on Securities Trading was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended February 2, 2025.
Restriction on Hedging and Pledging
In accordance with the Statement of Policy on Securities Trading, the Company’s employees, executives and directors are prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including the use of financial derivatives such as puts and calls, short sales, and similar transactions.
Policies and Practices Related to the Grant of Certain Equity Awards
We have never granted, and have no plans to grant, option awards in anticipation of the release of material nonpublic information, and it is our policy and practice to not time the release of material nonpublic information based on option award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, our Compensation Committee has historically granted such awards on a predetermined annual schedule. We also periodically grant off-cycle
equity awards in connection with specific circumstances such as new hires.
During the fiscal year ended February 2, 2025, none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form
10-Q,
Form 10-K,
or Form
8-K
that disclosed material nonpublic information and ending one business day after the filing or furnishing of such reports, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Table of Contents
Pay Versus Performance
The following table sets forth the compensation for our Chief Executive Officer and the average compensation for our other named executive officers, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of fiscal years 2024, 2023 and 2022. The table also provides information on our cumulative total shareholder return (“TSR”) and Net Income over such years in accordance with SEC rules.

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) (1)	Compensation Actually Paid to PEO (1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Value of Initial Fixed $100 Investment Based On TSR	Net (Loss) Income
	Samuel M. Sato		Non-PEO NEOs
2024	$2,496,000	$894,095	$881,336	$808,373	$20	($43,700,000)
2023	$3,328,002	$2,269,866	$930,391	$524,432	$33	($9,923,000)
2022	$2,896,013	$1,062,450	$587,004	$318,701	$46	$2,246,000

(1)	Mr. Sato served as CEO for all of fiscal 2022, 2023 and 2024.
(2)
The remaining NEOs for fiscal 2022 consist of Messrs. David Homolka and David Loretta. The remaining NEOs for fiscal 2023 consist of Messrs. David Homolka, AJ Sutera and David Loretta. Mr. Loretta resigned as Senior Vice President and Chief Financial Officer effective September 15, 2023. The remaining NEOs for fiscal 2024 consist of Ms. Agrawal and Mr. Getson.

(3)
Compensation “actually paid” for our PEO and average compensation “actually paid” for our non-PEOs
in each of fiscal 2024, fiscal 2023 and fiscal 2022 reflect the respective summary compensation table amounts set forth in the above table, adjusted as set forth in the below table, as determined in accordance with SEC rules.

Adjustments to Determine Compensation “Actually Paid” for PEO and Non-PEO NEOs
	PEO			Non-PEO NEOs
	2024	2023	2022	2024	2023	2022
	Samuel M. Sato			Non-PEO NEOs
Total Compensation as reported in Summary Compensation Table	$2,496,000	$3,328,002	$2,896,013	$881,336	$930,391	$587,004
Subtract for grant date fair value of equity awards	($1,664,000)	($2,496,002)	($2,064,013)	($459,999)	($587,345)	($192,916)
Add fair value of equity awards granted during current year-end that are outstanding and unvested as of year-end	$983,579	$1,855,904	$1,070,407	$269,536	$493,371	$104,334
Add/subtract for change in fair value of awards granted in prior year-end and outstanding and unvested as of current year-end	($814,047)	($418,038)	($839,957)	—	($34,209)	($163,207)
Add fair value as of vesting date for awards granted and vested in the same year-end	—	—	—	$117,500	—	—
Add/subtract for change in fair value of awards granted in prior year-end from vesting date to prior period year-end	($107,436)	—	—	—	($2,063)	($16,514)

Table of Contents

Adjustments to Determine Compensation “Actually Paid” for PEO and Non-PEO NEOs
	PEO			Non-PEO NEOs
	2024	2023	2022	2024	2023	2022
	Samuel M. Sato			Non-PEO NEOs
Subtract fair value at prior year-end for awards granted in prior years that fail to meet applicable vesting conditions	—	—	—	—	($275,713)	—
Compensation actually paid to PEOs / Non-PEO NEOs	$894,095	$2,269,866	$1,062,450	$808,373	$524,432	$318,701
The Relationship Between Compensation Actually Paid, Net Income and Total Shareholder Return
In fiscal 2022, the compensation actually paid to Mr. Sato was $1,062,450. In fiscal 2023, the compensation actually paid to Mr. Sato was $2,269,866, with the increase from 2022 based, in part, on Mr. Sato’s initial stock grants maintaining value in fiscal 2023 compared to fiscal 2022. In fiscal 2024, the compensation actually paid to Mr. Sato was $894,095 with the decrease from 2023 based, in part, on Mr. Sato’s stock grants losing value in fiscal 2024 compared to fiscal 2023. For our
Non-PEO
NEOs, the average compensation actually paid was $318,701 in fiscal 2022, $524,432 in fiscal 2023 and $808,373 in fiscal 2024. Below is a discussion regarding the relationship between compensation actually paid to our PEO and the average actual compensation paid to our
Non-PEO
NEOs in fiscal 2022 compared to fiscal 2023 and fiscal 2023 compared to fiscal 2024, with Net Income and Total Shareholder Return for the same years.
Total Shareholder Return:
The value of an initial fixed $100 investment based on total shareholder return for 2022 was $46, in fiscal 2023, it was $33 and in fiscal 2024, it was $20. Our total shareholder return decreased from 2022 to 2024, while the compensation actually paid to our PEO increased from 2022 to 2023 and then decreased from 2023 to 2024, and the average compensation actually paid to our
Non-PEO
NEOs increased from 2022 to 2024.
Net Income (Loss):
 In fiscal 2022, our net income was $2,246,000, in fiscal 2023, our net loss was ($9,923,000) and in fiscal 2024, our net loss was ($43,700,000). Our net income decreased from 2022 to 2024, while the compensation actually paid to our PEO and the average compensation actually paid to our
Non-PEO
NEOs increased from 2022 to 2024.

DIRECTOR COMPENSATION

Under our current outside director compensation policy, our non-employee directors receive a $50,000 annual cash retainer. For service on the Audit Committee, a non-employee director receives an additional $10,000 annual cash retainer. For service on the Compensation Committee and Nominating and Governance Committee, a non-employee director receives an additional $7,000 annual cash retainer. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee receives the following annual cash retainer: $20,000 for Audit Committee chair; $15,000 for Compensation Committee chair; and $12,000 for Nominating and Governance Committee chair. Each non-employee director also receives an annual restricted stock grant of $80,000 of Class B common stock under the 2024 Equity Incentive Plan based on the fair market value of the Class B common stock on the date of grant, which vests on the first anniversary of the date of grant.

At least ten days before the start of the fiscal year, each non-employee director may elect to receive unrestricted Class B common stock in lieu of their annual cash retainers for the fiscal year. A non-employee director’s election to receive stock in lieu of cash may cover 25%, 50%, 75% or 100% of their annual cash retainers for the fiscal year. Grants are expected to be made in May of each year. Prorated grants will be made for partial years of service. All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending board and committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended February 2, 2025, for their service on our Board of Directors. Directors who are also our employees received no additional compensation for their service as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid as Stock in Lieu of Cash ($)		Annual Stock Awards ($)(3)	Total ($)
Francesca M. Edwardson	45,000	27,000	(1)	80,002	152,002
David C. Finch	72,000			80,002	152,002
Janet H. Kennedy	15,000	45,000	(1)	80,002	140,002
Brett L. Paschke	67,000			80,002	147,002
Susan J. Riley	70,000			80,002	150,002
Ronald Robinson	57,000			80,002	137,002
Scott K. Williams	64,000			80,002	144,002

(1)	Amount represents the aggregate grant date fair value of stock awards paid in lieu of cash, based on a price of $4.38, $3.77, $3.89, and $2.97 on the respective date of grant.
(2)

Amount represents the aggregate grant date fair value of restricted stock awards granted in fiscal 2024, computed in accordance with FASB ASC Topic 718 and based on the closing price of $4.45 on the date of grant. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended February 2, 2025. Pursuant to the applicable rules of the SEC, amounts shown exclude the impact of the estimated forfeitures related to service-based vesting conditions.

As of February 2, 2025, the aggregate number of unvested shares of restricted stock held by each incumbent non-employee director was as follows:

Name	Number of Unvested Shares of Restricted Stock

Francesca M. Edwardson	17,978

David C. Finch	17,978

Janet H. Kennedy	17,978

Brett L. Paschke	17,978

Susan J. Riley	17,978

Ronald Robinson	17,978

Scott K. Williams	17,978

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class B common stock as of the record date (except as otherwise noted) for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, as well as shares that may be acquired within 60 days of the record date. There are no shares of common stock subject to options or other rights outstanding as of the date of this proxy statement. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,364,200 shares of Class A common stock outstanding and 32,628,247 shares of Class B common stock outstanding as of the record date, as well as shares which may be acquired within 60 days of the record date. Unless otherwise indicated, the address of each beneficial owner in the table is: Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

	Beneficial Ownership of Common Stock
	Class A			Class B		% of Total Voting Power
	Shares		%	Shares	%
5% Shareholders:
Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust(1)	—		—	8,694,295	26.6%	13.1%
Askeladden Capital Management LLC and Samir Patel(2)	—		—	2,634,945	8.1%	4.0%

Named Executive Officers, Directors and Director Nominees:
Stephen L. Schlecht	3,364,200	(3)	100.0%	7,221,588	22.1%	61.7%
Heena K. Agrawal	—		—	216,093	*	*
Francesca M. Edwardson(4)	—		—	108,925	*	*
David C. Finch	—		—	159,926	*	*
Eli M. Getson	—		—	270,569	*	*
Janet H. Kennedy	—		—	42,344	*	*
Brett L. Paschke(5)	—		—	62,760	*	*
Stephanie L. Pugliese	—		—	1,972,280	5.7%	2.9%
Susan J. Riley	—		—	40,002	*	*
Ronald Robinson	—		—	32,419	*	*
Samuel M. Sato	—		—	878,472	2.7%	1.3%
Scott K. Williams	—		—	62,841	*	*
All Executive Officers, Directors and Director Nominees as a Group (16)	3,364,200		100.0%	12,090,139	35.2%	67.2%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)

John A. Dickens and Jennifer A. Hannon are co-trustees of the Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust established July 31, 2000 and as such have shared voting and dispositive power over these shares of Class B common stock. The address of the trust is c/o Godfrey & Kahn, S.C., 833 E. Michigan Street, Suite 1800, Milwaukee, WI 53202.

(2)

According to the amended Schedule 13G filed on February 14, 2025 by Askeladden Capital Management LLC (“Askeladden”) and Samir Patel, managing member of Askeladden, were the beneficial owners of 2,634,945 shares of Class B common stock. The filing indicates that Askeladden and Samir Patel have shared voting and dispositive power with respect to the 2,634,945 shares.

(3)	These shares are held in the Duluth Holdings Inc. Voting Trust, of which Mr. Schlecht is the sole trustee. As sole trustee, he has sole voting and dispositive power with respect to these such shares.
(4)	Includes: 17,300 shares of Class B common stock owned by Ms. Edwardson’s husband as to which she disclaims beneficial ownership.
(5)	Includes: 18,959 shares of Class B common stock held in trust.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending February 1, 2026 and has recommended to the Board of Directors that such appointment be submitted to the shareholders for ratification. KPMG audited our financial statements for the fiscal years ended January 30, 2022, January 29, 2023, January 28, 2024 and February 2, 2025. Representatives of KPMG will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and also will be available to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of KPMG, the Audit Committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending February 1, 2026.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of KPMG as our independent auditors for the fiscal year ending February 1, 2026. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending February 1, 2026, and your proxy will be so voted unless you specify otherwise.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accountants. During fiscal 2024, the Audit Committee held six meetings and discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the chief financial officer, principal accounting officer, director of financial reporting, director of internal audit and independent registered public accountants prior to their filing with the SEC. The Audit Committee has appointed KPMG to serve as our independent registered public accountants for fiscal 2025.

Independent Registered Public Accountants Independence and Fiscal 2024 Audit. In discharging its duties, the Audit Committee obtained from KPMG, our independent registered public accountants for the fiscal 2024 audit, a formal written statement describing all relationships between KPMG and us that might bear on KPMG’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with KPMG any relationships that may impact KPMG’s objectivity and independence and satisfied itself as to KPMG’s independence. The Audit Committee also independently discussed with management and KPMG the quality and adequacy of our internal controls, and reviewed with KPMG its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with KPMG the matters required to be discussed by the applicable requirements of PCAOB and the Securities and Exchange Commission and, with and without management present, discussed and reviewed the results of KPMG’s fiscal 2024 audit of the financial statements.

Fiscal 2024 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended February 2, 2025 with management and KPMG. Management has the responsibility for the preparation of our financial statements and the independent registered public accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended February 2, 2025 for filing with the SEC.

Fees Paid to KPMG. The aggregate fees billed for professional services by KPMG during fiscal years 2023 and 2024 were approximately as follows:

Type of Fees	Fiscal 2024	Fiscal 2023
Audit Fees(1)	$838,000	$775,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$838,000	$775,000

(1)

Audit fees consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K, the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q, as well as fees related to registration statements on Form S-8 related to registration of Class B common stock of the Company.

All audit services provided by KPMG were approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee may not complete its reviews of the matters described above prior to our public announcement of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Susan J. Riley (Chair)

David C. Finch

Janet H. Kennedy

Brett L. Paschke

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the 2026 Annual Meeting of Shareholders must be received by Duluth Trading at its executive offices no later than December 12, 2025. A shareholder who intends to present business other than pursuant to Rule 14a-8 at the 2026 Annual Meeting must comply with the requirements set forth in our amended and restated bylaws. To bring shareholder proposed nominations or other business before an annual meeting, our amended and restated bylaws require, among other things, that the shareholder submit written notice thereof to Duluth Trading’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting of shareholders held the prior year. Therefore, we must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no earlier than January 29, 2026 and no later than February 28, 2026. If notice is received before January 29, 2026, or after February 28, 2026, it will be considered untimely, and Duluth Trading will not be required to allow the proposal to be presented at the 2026 Annual Meeting of Shareholders.

Such nominations or proposals must be submitted to Corporate Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules for the 2026 Annual Meeting of Shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by March 30, 2026.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all filing requirements were complied with on a timely basis during fiscal 2024, except for a Form 4 filing related to an award of restricted stock for each of Ms. Edwardson and Ms. Kennedy due to administrative delay.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote as recommended by the Board of Directors or, if no such recommendation is given, in accordance with their best judgment.

Shareholders may obtain a free copy of our annual report on Form 10-K for fiscal 2024 at no cost by writing to Corporate Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

By Order of the Board of Directors,

Duluth Holdings Inc.

Jason G. Prasch

Corporate Secretary

Mount Horeb, Wisconsin

April 11, 2025

ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY)ADD 1000001ADD 2ADD 3ADD 4ADD 5ADD 6MMMMMMMMMMMMMMM C123456789000000000.000000ext000000000.000000ext000000000.000000ext000000000.000000ext000000000.000000ext000000000.000000extYour vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card.Votes submitted electronically must bereceived by May 29, 2025 at 1:00 A.M.,Central Time.OnlineGo to www.envisionreports.com/DLTHor scan the QR code — login details arelocated in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaSave paper, time and money!Sign up for electronic delivery atwww.envisionreports.com/DLTHUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.2025 Annual Meeting Proxy Card1234 56789012345q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qProposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. Proposals 1, 2 and 3 are being A proposed by Duluth Holdings Inc.1. Election of Directors:WithholdWithholdWithholdForAuthorityForAuthorityForAuthority01—Stephen L. Schlecht02—David C. Finch03—Janet H. Kennedy04—Brett L. Paschke05—Stephanie L Pugliese06—Susan J. Riley07—Ronald Robinson08—Scott K. WilliamsForAgainst AbstainForAgainst Abstain2. To approve, by an advisory vote, the compensation of our3. To ratify the appointment of KPMG LLP as our independentnamed executive officers.registered public accountants for fiscal 2025.NOTE: In their discretion, the proxies are authorized to considerand vote upon any other matters which may properly comebefore the meeting or any adjournment thereof.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.C1234567890J N TMR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS)MR A SAMPLE AND MR A SAMPLE AND1UPX648809MR MR A A SAMPLE SAMPLE AND ANDMR MR A A SAMPLE SAMPLE AND AND MR MR A A SAMPLE SAMPLE AND AND

DULUTH TRADING CO

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Your vote matters – here's how to vote!

Online
Go to **www.envisionreports.com/DLTH** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DLTH

2025 Annual Meeting Proxy Card

1234 5678 9012 345

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1. Election of Directors:

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2025 Annual Meeting Admission Ticket2025 Annual Meeting of Duluth Holdings Inc. Shareholders Thursday, May 29, 2025, 8:30 A.M. Central Time Duluth Holdings Inc. 201 East Front Street, Mount Horeb, Wisconsin 53572Upon arrival, please present this admission ticket and photo identification at the registration desk.The 2025 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held on Thursday, May 29, 2025, 8:30 a.m., Central TimeImportant notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/DLTHSmall steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DLTHq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qDuluth Holdings Inc.Notice of 2025 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting — May 29, 2025The undersigned hereby appoints Stephen L. Schlecht and Jason G. Prasch, and each or either of them, as true and lawful attorneys of the undersigned with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Duluth Holdings Inc., which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such matters as may properly come before the meeting and revoking any proxy heretofore given.Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.(Items to be voted appear on reverse side)C Non-Voting Items Change of Address — Please print new address below.Comments — Please print your comments below.